Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Ian Tanaka	Media Contact:	Tim Sakahara
	SVP, Treasurer		AVP, Corporate Communications Manager
	(808) 544-3646		(808) 544-5125
	ian.tanaka@cpb.bank		tim.sakahara@cpb.bank

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL REPORTS FIRST QUARTER 2025 EARNINGS OF $17.8 MILLION

Highlights include:
•Net income of $17.8 million, or $0.65 per diluted share
•Return on average assets of 0.96% and return on average equity of 13.04%
•Efficiency ratio improved to 61.16%
•Net interest margin of 3.31% increased by 14 bps from 3.17% in the previous quarter
•Total loans of $5.33 billion increased by $1.7 million from the previous quarter
•Total deposits of $6.60 billion decreased by $48.0 million from the previous quarter. Core deposits of $5.98 billion decreased by $64.6 million from the previous quarter.
•Total risk-based capital and common equity tier 1 ratios of 15.6% and 12.4%, respectively
•The CPF Board of Directors approved a quarterly cash dividend of $0.27 per share

HONOLULU, HI, April 23, 2025 – Central Pacific Financial Corp. (NYSE: CPF) (the "Company"), parent company of Central Pacific Bank (the "Bank" or "CPB"), today reported net income of $17.8 million, or fully diluted earnings per share ("EPS") of $0.65 for the first quarter of 2025, compared to net income of $11.3 million, or EPS of $0.42 in the previous quarter and net income of $12.9 million, or EPS of $0.48 in the year-ago quarter. Results for the previous quarter were impacted by a pre-tax loss related to an investment portfolio repositioning of $9.9 million, as previously reported.

"Our first quarter financial results were solid and continue to trend favorably. Through our balance sheet optimization and strong focus on meeting the needs of our customers, we were successful in continuing to meaningfully grow net interest income and net interest margin. Our asset quality has improved further with a decline in net charge-offs and continued low levels of non-performing assets. With our strong capital, liquidity and credit positions, we believe we are well positioned to navigate the current operating environment," said Arnold Martines, Chairman, President and Chief Executive Officer.

Earnings Highlights
Net interest income was $57.7 million for the first quarter of 2025, which increased by $1.9 million, or 3.5% from the previous quarter, and increased by $7.5 million, or 15.0% from the year-ago quarter. Net interest margin ("NIM") was 3.31% for the first quarter of 2025, an increase of 14 basis points ("bp" or "bps") from the previous quarter and an increase of 48 bps from the year-ago quarter. The sequential quarter increase in net interest income and NIM was primarily due to a 19 bps decline in average rates paid on interest-bearing deposits, combined with a higher average yield earned on investment securities of 24 bps, partially offset by a decline in the average yield earned on loans of 3 bps. The higher average yield earned on investment securities in the first quarter of

Central Pacific Financial Reports First Quarter 2025 Earnings of $17.8 Million

2025 was primarily due to the investment securities portfolio repositioning completed in the fourth quarter of 2024. Interest income on investment securities also included $0.7 million in income from an interest rate swap, compared to $0.6 million in the fourth quarter of 2024.

The Company recorded a provision for credit losses of $4.2 million in the first quarter of 2025, compared to a provision of $0.8 million in the previous quarter and a provision of $3.9 million in the year-ago quarter. The provision in the current quarter consisted of a provision for credit losses on loans of $3.9 million and a provision for off-balance sheet exposures of $0.3 million. The increase in the provision from the previous quarter was primarily driven by the macro-economic forecast used in our current expected credit losses model.

Other operating income totaled $11.1 million for the first quarter of 2025, compared to $2.6 million in the previous quarter and $11.2 million in the year-ago quarter. The increase in other operating income from the previous quarter was primarily due to the aforementioned $9.9 million pre-tax loss on an investment securities portfolio repositioning completed in the previous quarter, partially offset by lower income from bank-owned life insurance of $1.5 million.

Other operating expense totaled $42.1 million for the first quarter of 2025, compared to $44.2 million in the previous quarter and $40.6 million in the year-ago quarter. The decrease in other operating expense from the previous quarter was primarily due to an impairment charge on intangible assets of $1.4 million (included in other) recorded in the previous quarter.

The efficiency ratio improved to 61.16% for the first quarter of 2025, compared to 75.65% in the previous quarter and 66.05% in the year-ago quarter. Excluding the aforementioned pre-tax loss related to an investment portfolio repositioning of $9.9 million, the adjusted efficiency ratio (non-GAAP) for the previous quarter was 64.65%.

The effective tax rate was 21.2% for the first quarter of 2025, compared to 15.4% in the previous quarter and 23.5% in the year-ago quarter. The effective tax rate in the fourth quarter of 2024 included additional tax credits recognized and tax return to provision adjustments.

Balance Sheet Highlights
Total assets of $7.41 billion at March 31, 2025 decreased by $66.9 million, or 0.9% from $7.47 billion at December 31, 2024, and was relatively flat compared to $7.41 billion at March 31, 2024. The Company had $276.9 million in cash on its balance sheet and $2.54 billion in total other liquidity sources, including available borrowing capacity and unpledged investment securities at March 31, 2025.

Total loans, net of deferred fees and costs, of $5.33 billion at March 31, 2025 was relatively flat compared to $5.33 billion at December 31, 2024, and decreased by $66.9 million, or 1.2% from $5.40 billion at March 31, 2024. Average yields earned on loans during the first quarter of 2025 was 4.88%, compared to 4.91% in the previous quarter and 4.67% in the year-ago quarter.

Total deposits of $6.60 billion at March 31, 2025 decreased by $48.0 million or 0.72% from $6.64 billion at December 31, 2024, and decreased by $22.8 million, or 0.3% from $6.62 billion at March 31, 2024. Core deposits, which include demand deposits, savings and money market deposits and time deposits up to $250,000, totaled $5.98 billion at March 31, 2025, and decreased by $64.6 million, or 1.1% from $6.04 billion at December 31, 2024 and increased by $80.2 million, or 1.4% from $5.90 billion at March 31, 2024. Average rates paid on total deposits during the first quarter of 2025 was 1.08%, compared to 1.21% in the previous quarter and 1.32% in the year-ago quarter.

Asset Quality
Nonperforming assets totaled $11.1 million, or 0.15% of total assets at March 31, 2025, compared to $11.0 million, or 0.15% of total assets at December 31, 2024 and $10.1 million, or 0.14% of total assets at March 31, 2024.

Net charge-offs totaled $2.6 million in the first quarter of 2025, compared to net charge-offs of $3.8 million in the previous quarter, and net charge-offs of $4.5 million in the year-ago quarter. Annualized net charge-offs as a percentage of average loans was 0.20%, 0.29% and 0.34% during the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

The allowance for credit losses, as a percentage of total loans was 1.13% at March 31, 2025, compared to 1.11% at December 31, 2024, and 1.18% at March 31, 2024.

Central Pacific Financial Reports First Quarter 2025 Earnings of $17.8 Million

Capital
Total shareholders' equity was $557.4 million at March 31, 2025, compared to $538.4 million and $507.2 million at December 31, 2024 and March 31, 2024, respectively.

During the first quarter of 2025, the Company repurchased 77,316 shares of common stock at a total cost of $2.1 million, or $27.09 per share. As of March 31, 2025, $27.9 million in share repurchase authorization remained available under the Company's share repurchase program.

The Company's leverage, common equity tier 1, tier 1 risk-based capital, and total risk-based capital ratios were 9.4%, 12.4%, 13.4%, and 15.6%, respectively, at March 31, 2025, compared to 9.3%, 12.3%, 13.2%, and 15.4%, respectively, at December 31, 2024.

On April 22, 2025, the Company's Board of Directors declared a quarterly cash dividend of $0.27 per share on its outstanding common shares. The dividend will be payable on June 16, 2025 to shareholders of record at the close of business on May 30, 2025.

Conference Call
The Company's management will host a conference call today at 2:00 p.m. Eastern Time (8:00 a.m. Hawaii Time) to discuss the quarterly results. Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company's website at http://ir.cpb.bank. Alternatively, investors may participate in the live call by dialing 1-800-715-9871 (conference ID: 6299769). A playback of the call will be available through May 23, 2025 by dialing 1-800-770-2030 (playback ID: 6299769) and on the Company's website. Information which may be discussed in the conference call is provided in an earnings supplement presentation on the Company's website at http://ir.cpb.bank.

About Central Pacific Financial Corp.
Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $7.41 billion in assets as of March 31, 2025. Central Pacific Bank, its primary subsidiary, operates 27 branches and 55 ATMs in the State of Hawaii. Central Pacific Financial Corp. is traded on the New York Stock Exchange (NYSE) under the symbol "CPF." For additional information, please visit: cpb.bank

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Central Pacific Financial Reports First Quarter 2025 Earnings of $17.8 Million

Forward-Looking Statements
This document may contain forward-looking statements ("FLS") concerning: projections of revenues, expenses, income or loss, earnings or loss per share, capital expenditures, payment or nonpayment of dividends, net interest income, capital position, credit losses, net interest margin or other financial items; statements of plans, objectives and expectations of Central Pacific Financial Corp. (the "Company") or its management or Board of Directors, including those relating to business plans, use of capital resources, products or services and regulatory developments and regulatory actions; statements of future economic performance including anticipated performance results from our business initiatives; or any statements of the assumptions underlying or relating to any of the foregoing. Words such as "believe," "plan," "anticipate," "seek," "expect," "intend," "forecast," "hope," "target," "continue," "remain," "estimate," "will," "should," "may" and other similar expressions are intended to identify FLS but are not the exclusive means of identifying such statements.

While we believe that our FLS and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, thus could later prove to be inaccurate or incorrect. Accordingly, actual results could differ materially from those statements or projections for a variety of reasons, including, but not limited to: the effects of inflation and interest rate fluctuations; the effects of trade policy and tariffs and other executive orders; the adverse effects of bank failures and the potential impact of such developments on customer confidence, deposit behavior, liquidity and regulatory responses thereto; the adverse effects of the COVID-19 pandemic virus (and its variants) and other pandemic viruses on local, national and international economies, including, but not limited to, the adverse impact on tourism and construction in the State of Hawaii, our borrowers, customers, third-party contractors, vendors and employees, as well as the effects of government programs and initiatives in response thereto; supply chain disruptions; labor contract disputes and potential strikes; the increase in inventory or adverse conditions in the real estate market and deterioration in the construction industry; adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, deterioration in asset quality, and losses in our loan portfolio; the impact of local, national, and international economies and events (including natural disasters such as wildfires, volcanic eruptions, hurricanes, tsunamis, storms, and earthquakes) on the Company's business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in domestic economic conditions, including any destabilization in the financial industry and deterioration of the real estate market, as well as the impact of declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in capital standards, other regulatory reform and federal and state legislation, including but not limited to regulations promulgated by the Consumer Financial Protection Bureau, government-sponsored enterprise reform, and any related rules and regulations which affect our business operations and competitiveness; the costs and effects of legal and regulatory developments, including legal proceedings and lawsuits we are or may become subject to, or regulatory or other governmental inquiries and proceedings and the resolution thereof; the results of regulatory examinations or reviews and the effect of, and our ability to comply with, any regulations or regulatory orders or actions we are or may become subject to, and the effect of any recurring or special FDIC assessments; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the PCAOB, the FASB and other accounting standard setters and the cost and resources required to implement such changes; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; securities market and monetary fluctuations, including the impact resulting from the elimination of the LIBOR Index; negative trends in our market capitalization and adverse changes in the price of the Company's common stock; the effects of any potential or actual acquisitions or dispositions we may make or evaluate, and the related costs; political instability; acts of war or terrorism; changes in consumer spending, borrowings and savings habits; technological changes and developments; cybersecurity and data privacy breaches and the consequence therefrom; failure to maintain effective internal control over financial reporting or disclosure controls and procedures; our ability to address deficiencies in our internal controls over financial reporting or disclosure controls and procedures; changes in the competitive environment among financial holding companies and other financial service providers; our ability to successfully implement our initiatives to lower our efficiency ratio; our ability to attract and retain key personnel; changes in our personnel, organization, compensation and benefit plans; our ability to successfully implement and achieve the objectives of our BaaS initiatives, including adoption of the initiatives by customers and risks faced by any of our bank collaborations including reputational and regulatory risk; and our success at managing the risks involved in the foregoing items.

For further information with respect to factors that could cause actual results to materially differ from the expectations or projections stated in the FLS, please see the Company's publicly available SEC filings, including the Company's Forms 10-Q and 10-K for the last fiscal quarter and year and, in particular, the discussion of "Risk Factors" set forth therein. We urge investors to consider all of these factors carefully in evaluating the FLS contained in this document. FLS speak only as of the date on which such statements are made. We undertake no obligation to update any FLS to reflect events or circumstances after the date on which such statements are made, or to reflect the occurrence of unanticipated events except as required by law.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1

	Three Months Ended
(Dollars in thousands,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
except for per share amounts)	2025	2024	2024	2024	2024
CONDENSED INCOME STATEMENT
Net interest income	$57,699	$55,774	$53,851	$51,921	$50,187
Provision for credit losses	4,172	818	2,833	2,239	3,936
Total other operating income	11,096	2,624	12,734	12,121	11,244
Total other operating expense	42,072	44,177	46,687	41,151	40,576
Income tax expense	4,791	2,058	3,760	4,835	3,974
Net income	17,760	11,345	13,305	15,817	12,945
Basic earnings per share	$0.66	$0.42	$0.49	$0.58	$0.48
Diluted earnings per share	0.65	0.42	0.49	0.58	0.48
Dividends declared per share	0.27	0.26	0.26	0.26	0.26

PERFORMANCE RATIOS
Return on average assets (ROA) [1]	0.96%	0.62%	0.72%	0.86%	0.70%
Return on average equity (ROE) [1]	13.04	8.37	10.02	12.42	10.33
Average equity to average assets	7.37	7.35	7.23	6.94	6.73
Efficiency ratio [2]	61.16	75.65	70.12	64.26	66.05
Net interest margin (NIM) [1]	3.31	3.17	3.07	2.97	2.83
Dividend payout ratio [3]	41.54	61.90	53.06	44.83	54.17

SELECTED AVERAGE BALANCES
Average loans, including loans held for sale	$5,311,610	$5,315,802	$5,330,810	$5,385,829	$5,400,558
Average interest-earning assets	7,054,488	7,052,296	7,022,910	7,032,515	7,140,264
Average assets	7,388,783	7,377,398	7,347,403	7,338,714	7,449,661
Average deposits	6,561,100	6,546,616	6,535,422	6,542,767	6,659,812
Average interest-bearing liabilities	4,914,398	4,906,623	4,904,460	4,910,998	5,009,542
Average equity	544,888	542,135	530,928	509,507	501,120

[1] ROA and ROE are annualized based on a 30/360 day convention. Annualized net interest income and expense in the NIM calculation are based on the day count interest payment conventions at the interest-earning asset or interest-bearing liability level (i.e. 30/360, actual/actual).
[2] Efficiency ratio is defined as total other operating expense divided by total revenue (net interest income and total other operating income).
[3] Dividend payout ratio is defined as dividends declared per share divided by diluted earnings per share.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited)	TABLE 1 (CONTINUED)

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2025	2024	2024	2024	2024
REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Leverage ratio	9.4%	9.3%	9.5%	9.3%	9.0%
Common equity tier 1 capital ratio	12.4	12.3	12.1	11.9	11.6
Tier 1 risk-based capital ratio	13.4	13.2	13.1	12.8	12.6
Total risk-based capital ratio	15.6	15.4	15.3	15.1	14.8

Central Pacific Bank
Leverage ratio	9.8	9.7	9.8	9.6	9.4
Common equity tier 1 capital ratio	14.0	13.8	13.6	13.3	13.1
Tier 1 risk-based capital ratio	14.0	13.8	13.6	13.3	13.1
Total risk-based capital ratio	15.2	14.9	14.8	14.5	14.3

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(dollars in thousands, except for per share amounts)	2025	2024	2024	2024	2024
BALANCE SHEET
Total loans, net of deferred fees and costs	$5,334,547	$5,332,852	$5,342,609	$5,383,644	$5,401,417
Total assets	7,405,239	7,472,096	7,415,430	7,386,952	7,409,999
Total deposits	6,596,048	6,644,011	6,583,013	6,582,455	6,618,854
Long-term debt	131,405	156,345	156,284	156,223	156,163
Total equity	557,376	538,385	543,725	518,647	507,203
Total equity to total assets	7.53%	7.21%	7.33%	7.02%	6.84%

ASSET QUALITY
Allowance for credit losses (ACL)	$60,469	$59,182	$61,647	$62,225	$63,532
Nonaccrual loans	11,085	11,018	11,597	10,257	10,132
Non-performing assets (NPA)	11,085	11,018	11,597	10,257	10,132
Ratio of ACL to total loans	1.13%	1.11%	1.15%	1.16%	1.18%
Ratio of NPA to total assets	0.15%	0.15%	0.16%	0.14%	0.14%

PER SHARE OF COMMON STOCK OUTSTANDING
Book value per common share	$20.60	$19.89	$20.09	$19.16	$18.76
Closing market price per common share	27.04	29.05	29.51	21.20	19.75

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)	TABLE 2

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands, except share data)	2025	2024	2024	2024	2024
ASSETS
Cash and due from financial institutions	$106,670	$77,774	$100,064	$103,829	$98,410
Interest-bearing deposits in other financial institutions	170,226	303,167	226,505	195,062	214,472
Investment securities:
Debt securities available-for-sale, at fair value	780,379	737,658	723,453	676,719	660,833
Debt securities held-to-maturity, at amortized cost; fair value of: $511,717 at March 31, 2025, $506,681 at December 31, 2024, $546,990 at September 30, 2024, $528,088 at June 30, 2024, and $541,685 at March 31, 2024	589,688	596,930	606,117	615,867	624,948
Total investment securities	1,370,067	1,334,588	1,329,570	1,292,586	1,285,781
Loans held for sale	2,788	5,662	1,609	3,950	755
Loans, net of deferred fees and costs	5,334,547	5,332,852	5,342,609	5,383,644	5,401,417
Less: allowance for credit losses	(60,469)	(59,182)	(61,647)	(62,225)	(63,532)
Loans, net of allowance for credit losses	5,274,078	5,273,670	5,280,962	5,321,419	5,337,885
Premises and equipment, net	103,490	104,342	104,575	100,646	97,688
Accrued interest receivable	24,743	23,378	23,942	23,184	21,957
Investment in unconsolidated entities	50,885	52,417	54,836	40,155	40,780
Mortgage servicing rights	8,418	8,473	8,513	8,636	8,599
Bank-owned life insurance	176,846	176,216	175,914	173,716	172,228
Federal Home Loan Bank of Des Moines ("FHLB") and Federal Reserve Bank ("FRB") stock	24,163	6,929	6,929	6,925	6,921
Right-of-use lease assets	29,829	30,824	32,192	32,081	32,079
Other assets	63,036	74,656	69,819	84,763	92,444
Total assets	$7,405,239	$7,472,096	$7,415,430	$7,386,952	$7,409,999
LIABILITIES
Deposits:
Noninterest-bearing demand	$1,854,241	$1,888,937	$1,838,009	$1,847,173	$1,848,554
Interest-bearing demand	1,368,519	1,338,719	1,255,382	1,283,669	1,290,321
Savings and money market	2,316,416	2,329,170	2,336,323	2,234,111	2,211,966
Time	1,056,872	1,087,185	1,153,299	1,217,502	1,268,013
Total deposits	6,596,048	6,644,011	6,583,013	6,582,455	6,618,854
Long-term debt, net of unamortized debt issuance costs of: $142 at March 31, 2025, $202 at December 31, 2024, $263 at September 30, 2024, $324 at June 30, 2024, and $384 at March 31, 2024	131,405	156,345	156,284	156,223	156,163
Lease liabilities	31,057	32,025	33,807	33,422	33,169
Accrued interest payable	8,757	10,051	12,980	14,998	16,654
Other liabilities	80,596	91,279	85,621	81,207	77,956
Total liabilities	6,847,863	6,933,711	6,871,705	6,868,305	6,902,796
EQUITY
Preferred stock, no par value, authorized 1,000,000 shares; issued and outstanding: none at March 31, 2025, December 31, 2024, September 30, 2024, June 30, 2024, and March 31, 2024	—	—	—	—	—
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding: 27,061,589 at March 31, 2025, 27,065,570 at December 31, 2024, 27,064,501 at September 30, 2024, 27,063,644 at June 30, 2024, and 27,042,326 at March 31, 2024	402,400	404,494	404,494	404,494	404,494
Additional paid-in capital	104,849	105,054	104,794	104,161	103,130
Retained earnings	153,692	143,259	138,951	132,683	123,902
Accumulated other comprehensive loss	(103,565)	(114,422)	(104,514)	(122,691)	(124,323)
Total equity	557,376	538,385	543,725	518,647	507,203
Total liabilities and equity	$7,405,239	$7,472,096	$7,415,430	$7,386,952	$7,409,999

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)	TABLE 3

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2024	2024
Interest income:
Interest and fees on loans	$64,119	$65,482	$65,469	$64,422	$62,819
Interest and dividends on investment securities:
Taxable investment securities	9,801	8,626	8,975	8,466	7,211
Tax-exempt investment securities	708	723	551	598	655
Interest on deposits in other financial institutions	2,254	3,004	2,775	2,203	3,611
Dividend income on FHLB and FRB stock	324	125	127	151	106
Total interest income	77,206	77,960	77,897	75,840	74,402
Interest expense:
Interest on deposits:
Interest-bearing demand	452	686	484	490	499
Savings and money market	8,862	9,388	10,235	8,977	8,443
Time	8,107	9,881	11,040	12,173	12,990
Interest on short-term borrowings	—	—	—	1	—
Interest on long-term debt	2,086	2,231	2,287	2,278	2,283
Total interest expense	19,507	22,186	24,046	23,919	24,215
Net interest income	57,699	55,774	53,851	51,921	50,187
Provision for credit losses	4,172	818	2,833	2,239	3,936
Net interest income after provision for credit losses	53,527	54,956	51,018	49,682	46,251
Other operating income:
Mortgage banking income	597	913	822	1,040	613
Service charges on deposit accounts	2,147	2,251	2,167	2,135	2,103
Other service charges and fees	5,766	5,476	5,947	5,869	5,261
Income from fiduciary activities	1,624	1,430	1,447	1,449	1,435
Income from bank-owned life insurance	497	1,966	1,897	1,234	1,522
Net loss on sales of investment securities	—	(9,934)	—	—	—
Other	465	522	454	394	310
Total other operating income	11,096	2,624	12,734	12,121	11,244
Other operating expense:
Salaries and employee benefits	21,819	21,661	22,299	21,246	20,735
Net occupancy	4,392	4,192	4,612	4,597	4,600
Computer software	4,714	4,757	4,590	4,381	4,287
Legal and professional services	2,798	2,504	2,460	2,506	2,320
Equipment	1,082	904	972	995	1,010
Advertising	887	911	889	901	914
Communication	1,033	943	740	657	837
Other	5,347	8,305	10,125	5,868	5,873
Total other operating expense	42,072	44,177	46,687	41,151	40,576
Income before income taxes	22,551	13,403	17,065	20,652	16,919
Income tax expense	4,791	2,058	3,760	4,835	3,974
Net income	$17,760	$11,345	$13,305	$15,817	$12,945
Per common share data:
Basic earnings per share	$0.66	$0.42	$0.49	$0.58	$0.48
Diluted earnings per share	0.65	0.42	0.49	0.58	0.48
Cash dividends declared	0.27	0.26	0.26	0.26	0.26
Basic weighted average shares outstanding	27,087,154	27,065,047	27,064,035	27,053,549	27,046,525
Diluted weighted average shares outstanding	27,213,406	27,221,121	27,194,625	27,116,349	27,099,101

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)
(Unaudited)	TABLE 4

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average	Average		Average	Average		Average	Average
(Dollars in thousands)	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest
ASSETS
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$206,108	4.44%	$2,254	$250,493	4.77%	$3,004	$265,418	5.47%	$3,611
Investment securities:
Taxable	1,376,687	2.85	9,801	1,338,569	2.58	8,626	1,324,657	2.18	7,211
Tax-exempt [1]	139,589	2.57	896	140,503	2.60	915	142,830	2.32	829
Total investment securities	1,516,276	2.82	10,697	1,479,072	2.58	9,541	1,467,487	2.19	8,040
Loans, including loans held for sale	5,311,610	4.88	64,119	5,315,802	4.91	65,482	5,400,558	4.67	62,819
FHLB and FRB stock	20,494	6.32	324	6,929	7.23	125	6,801	6.24	106
Total interest-earning assets	7,054,488	4.43	77,394	7,052,296	4.42	78,152	7,140,264	4.19	74,576
Noninterest-earning assets	334,295			325,102			309,397
Total assets	$7,388,783			$7,377,398			$7,449,661

LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,355,360	0.14%	$452	$1,312,561	0.21%	$686	$1,296,865	0.15%	$499
Savings and money market deposits	2,345,445	1.53	8,862	2,313,293	1.61	9,388	2,218,250	1.53	8,443
Time deposits up to $250,000	457,473	2.51	2,832	518,540	2.99	3,900	544,279	3.21	4,339
Time deposits over $250,000	603,919	3.54	5,275	605,920	3.93	5,981	794,019	4.38	8,651
Total interest-bearing deposits	4,762,197	1.48	17,421	4,750,314	1.67	19,955	4,853,413	1.82	21,932
Federal funds purchased and securities sold	—	—	—	2	5.57	—	—	—	—
FHLB advances and other short-term borrowings	—	—	—	2	5.04	—	—	—	—
Long-term debt	152,201	5.56	2,086	156,305	5.68	2,231	156,129	5.88	2,283
Total interest-bearing liabilities	4,914,398	1.61	19,507	4,906,623	1.80	22,186	5,009,542	1.94	24,215
Noninterest-bearing deposits	1,798,903			1,796,302			1,806,399
Other liabilities	130,594			132,338			132,600
Total liabilities	6,843,895			6,835,263			6,948,541
Total equity	544,888			542,135			501,120
Total liabilities and equity	$7,388,783			$7,377,398			$7,449,661

Net interest income (taxable-equivalent)			57,887			55,966			50,361
Taxable-equivalent adjustment			(188)			(192)			(174)
Net interest income (GAAP)			$57,699			$55,774			$50,187

Interest rate spread		2.82%			2.62%			2.25%

Net interest margin (taxable-equivalent)		3.31%			3.17%			2.83%

[1] Interest income and resultant yield information for tax-exempt investment securities is expressed on a taxable-equivalent basis using a federal statutory tax rate of 21%.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Loans by Geographic Distribution
(Unaudited)	TABLE 5

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
HAWAII:
Commercial and industrial	$461,020	$430,167	$411,209	$415,538	$420,009
Real estate:
Construction	159,081	145,182	134,043	147,657	145,213
Residential mortgage	1,870,239	1,892,520	1,897,919	1,913,177	1,924,889
Home equity	655,237	676,982	697,123	706,811	729,210
Commercial mortgage	1,174,573	1,165,060	1,157,625	1,150,703	1,103,174
Consumer	219,941	274,712	277,849	287,295	306,563
Total loans, net of deferred fees and costs	4,540,091	4,584,623	4,575,768	4,621,181	4,629,058
Less: Allowance for credit losses	(45,937)	(45,967)	(47,789)	(47,902)	(48,739)
Loans, net of allowance for credit losses	$4,494,154	$4,538,656	$4,527,979	$4,573,279	$4,580,319

U.S. MAINLAND: [1]
Commercial and industrial	$173,600	$176,769	$188,238	$169,318	$156,087
Real estate:
Construction	1,011	29	24,083	23,865	23,356
Commercial mortgage	377,866	335,620	312,685	314,667	319,088
Consumer	241,979	235,811	241,835	254,613	273,828
Total loans, net of deferred fees and costs	794,456	748,229	766,841	762,463	772,359
Less: Allowance for credit losses	(14,532)	(13,215)	(13,858)	(14,323)	(14,793)
Loans, net of allowance for credit losses	$779,924	$735,014	$752,983	$748,140	$757,566

TOTAL:
Commercial and industrial	$634,620	$606,936	$599,447	$584,856	$576,096
Real estate:
Construction	160,092	145,211	158,126	171,522	168,569
Residential mortgage	1,870,239	1,892,520	1,897,919	1,913,177	1,924,889
Home equity	655,237	676,982	697,123	706,811	729,210
Commercial mortgage	1,552,439	1,500,680	1,470,310	1,465,370	1,422,262
Consumer	461,920	510,523	519,684	541,908	580,391
Total loans, net of deferred fees and costs	5,334,547	5,332,852	5,342,609	5,383,644	5,401,417
Less: Allowance for credit losses	(60,469)	(59,182)	(61,647)	(62,225)	(63,532)
Loans, net of allowance for credit losses	$5,274,078	$5,273,670	$5,280,962	$5,321,419	$5,337,885

[1] U.S. Mainland includes territories of the United States.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Deposits
(Unaudited)	TABLE 6

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Noninterest-bearing demand	$1,854,241	$1,888,937	$1,838,009	$1,847,173	$1,848,554
Interest-bearing demand	1,368,519	1,338,719	1,255,382	1,283,669	1,290,321
Savings and money market	2,316,416	2,329,170	2,336,323	2,234,111	2,211,966
Time deposits up to $250,000	436,437	483,378	536,316	547,212	544,600
Core deposits	5,975,613	6,040,204	5,966,030	5,912,165	5,895,441
Other time deposits greater than $250,000	475,861	500,693	492,221	476,457	487,950
Government time deposits	144,574	103,114	124,762	193,833	235,463
Total time deposits greater than $250,000	620,435	603,807	616,983	670,290	723,413
Total deposits	$6,596,048	$6,644,011	$6,583,013	$6,582,455	$6,618,854

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Nonperforming Assets and Accruing Loans 90+ Days Past Due
(Unaudited)	TABLE 7

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Nonaccrual loans:
Commercial and industrial	$531	$414	$376	$355	$357
Real estate:
Residential mortgage	9,199	9,044	9,680	7,991	7,979
Home equity	746	952	915	1,247	929
Commercial mortgage	—	—	—	77	77
Consumer	609	608	626	587	790
Total nonaccrual loans	11,085	11,018	11,597	10,257	10,132
Other real estate owned ("OREO")	—	—	—	—	—
Total nonperforming assets ("NPAs")	11,085	11,018	11,597	10,257	10,132
Accruing loans 90+ days past due:
Real estate:
Construction	—	—	—	—	588
Residential mortgage	—	323	13	1,273	386
Home equity	87	78	135	135	560
Consumer	670	373	481	896	924
Total accruing loans 90+ days past due	757	774	629	2,304	2,458
Total NPAs and accruing loans 90+ days past due	$11,842	$11,792	$12,226	$12,561	$12,590

Ratio of total nonaccrual loans to total loans	0.21%	0.21%	0.22%	0.19%	0.19%
Ratio of total NPAs to total assets	0.15	0.15	0.16	0.14	0.14
Ratio of total NPAs to total loans and OREO	0.21	0.21	0.22	0.19	0.19
Ratio of total NPAs and accruing loans 90+ days past due to total loans and OREO	0.22	0.22	0.23	0.23	0.23

Quarter-to-quarter changes in NPAs:
Balance at beginning of quarter	$11,018	$11,597	$10,257	$10,132	$7,008
Additions	2,397	1,436	3,484	1,920	4,792
Reductions:
Payments	(614)	(763)	(602)	(363)	(263)
Return to accrual status	(558)	(71)	(354)	(27)	(198)
Charge-offs, valuation and other adjustments	(1,158)	(1,181)	(1,188)	(1,405)	(1,207)
Total reductions	(2,330)	(2,015)	(2,144)	(1,795)	(1,668)
Balance at end of quarter	$11,085	$11,018	$11,597	$10,257	$10,132

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Allowance for Credit Losses on Loans
(Unaudited)	TABLE 8

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Allowance for credit losses ("ACL") on loans:
Balance at beginning of period	$59,182	$61,647	$62,225	$63,532	$63,934
Provision for credit losses on loans	3,905	1,353	3,040	2,448	4,121
Charge-offs:
Commercial and industrial	(580)	(1,113)	(663)	(519)	(682)
Real estate:
Residential mortgage	—	—	(99)	(284)	—
Consumer	(2,977)	(3,727)	(3,956)	(4,345)	(4,838)
Total charge-offs	(3,557)	(4,840)	(4,718)	(5,148)	(5,520)
Recoveries:
Commercial and industrial	171	158	158	130	90
Real estate:
Residential mortgage	10	11	8	9	8
Home equity	3	—	—	—	6
Consumer	755	853	934	1,254	893
Total recoveries	939	1,022	1,100	1,393	997
Net charge-offs	(2,618)	(3,818)	(3,618)	(3,755)	(4,523)
Balance at end of period	$60,469	$59,182	$61,647	$62,225	$63,532

Average loans, net of deferred fees and costs	$5,311,610	$5,315,802	$5,330,810	$5,385,829	$5,400,558
Ratio of annualized net charge-offs to average loans	0.20%	0.29%	0.27%	0.28%	0.34%
Ratio of ACL to total loans	1.13	1.11	1.15	1.16	1.18

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 9

To supplement our consolidated financial information, the Company uses certain non-GAAP financial measures, which are not meant to be considered in isolation or as a substitute for comparable GAAP. The Company believes these non-GAAP financial measures provide useful information to investors and others, which excludes transactions that are not meaningful in comparison to our past operating performance or not reflective of ongoing financial results. The Company believes that these measures offer a supplemental measure for period-to-period comparisons and can be used to evaluate our historical and prospective financial performance. These non-GAAP financial measures may not be comparable to similarly entitled measures reported by other companies.

The following reconciling adjustment from GAAP or reported financial measures to non-GAAP adjusted financial measures is limited to the pre-tax loss on sales of investment securities related to an investment portfolio repositioning of $9.9 million in the three months ended December 31, 2024. Management does not consider the transaction to be representative of the Company's core operating performance. The income tax effect was calculated assuming a 23% effective tax rate. There were no reconciling adjustments from GAAP to non-GAAP during the three months ended March 31, 2025 and 2024.

	Three Months Ended
	March 31, 2025	December 31, 2024		March 31, 2024
(dollars in thousands,	GAAP	GAAP	Non-GAAP	GAAP
except per share data)	Reported	Reported	Adjusted	Reported
Financial measures:
Net income	$17,760	$11,345	$18,994	$12,945
Diluted earnings per share ("EPS")	$0.65	$0.42	$0.70	$0.48
Pre-provision net revenue (non-GAAP)	$26,723	$14,221	$24,155	$20,855
Efficiency ratio (non-GAAP)	61.16%	75.65%	64.65%	66.05%
Return on average assets ("ROA")	0.96%	0.62%	1.03%	0.70%
Return on average shareholders' equity ("ROE")	13.04%	8.37%	13.82%	10.33%
As of March 31, 2025, December 31, 2024, and March 31, 2024:
Tangible common equity ("TCE") ratio (non-GAAP)	7.53%	7.21%	7.33%	6.83%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 9 (CONTINUED)

The following table presents a recalculation of the non-GAAP adjusted net income and adjusted EPS, which excludes the aforementioned reconciling adjustments, for the periods presented.

	Three Months Ended
(dollars in thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
GAAP net income	$17,760	$11,345	$12,945
Add: Pre-tax net loss related to an investment portfolio repositioning	—	9,934	—
Less: Income tax effect (assumes 23% ETR)	—	(2,285)	—
Adjusted net income (non-GAAP)	$17,760	$18,994	$12,945

Diluted weighted average shares outstanding	27,213,406	27,221,121	27,099,101

GAAP EPS	$0.65	$0.42	$0.48
Add: Total adjustments, net of tax (non-GAAP)	—	0.28	—
Adjusted EPS (non-GAAP)	$0.65	$0.70	$0.48

The Company believes that pre-provision net revenue ("PPNR"), a non-GAAP financial measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations. The following table presents a recalculation of the PPNR and non-GAAP adjusted PPNR for the periods presented.

	Three Months Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
GAAP net income	$17,760	$11,345	$12,945
Add: Income tax expense	4,791	2,058	3,974
GAAP pre-tax income	22,551	13,403	16,919
Add: Provision for credit losses	4,172	818	3,936
Pre-provision net revenue ("PPNR") (non-GAAP)	26,723	14,221	20,855
Add: Total pre-tax adjustments (non-GAAP)	—	9,934	—
Adjusted PPNR (non-GAAP)	$26,723	$24,155	$20,855

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 9 (CONTINUED)

A key measure of operating efficiency tracked by the Company is the efficiency ratio, which is calculated by dividing total other operating expenses by total pre-provision revenue (net interest income plus total other operating income). The Company believes that the efficiency ratio, a non-GAAP financial measure, provides useful supplemental information that is important to a proper understanding of its business results and operating efficiency. The Company's efficiency ratio should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to the efficiency ratio presented by other companies. The following table sets forth a reconciliation to our efficiency ratio and adjusted efficiency ratio, which excludes the aforementioned reconciling adjustments, for the periods presented:

	Three Months Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Total other operating expense	$42,072	$44,177	$40,576

Total other operating income	$11,096	$2,624	$11,244
Add: Net loss related to an investment portfolio repositioning	—	9,934	—
Adjusted total other operating income (non-GAAP)	$11,096	$12,558	$11,244

Net interest income	$57,699	$55,774	$50,187
Total other operating income	11,096	2,624	11,244
Total revenue	$68,795	$58,398	$61,431

Net interest income	$57,699	$55,774	$50,187
Adjusted total other operating income (non-GAAP)	11,096	12,558	11,244
Adjusted total revenue (non-GAAP)	$68,795	$68,332	$61,431

Efficiency ratio (non-GAAP)	61.16%	75.65%	66.05%
Less: Total pre-tax adjustments (non-GAAP)	—%	(11.00)%	—%
Adjusted efficiency ratio (non-GAAP)	61.16%	64.65%	66.05%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Unaudited)	TABLE 9 (CONTINUED)

The following table presents a recalculation of the non-GAAP adjusted ROA and adjusted ROE, which excludes the aforementioned reconciling adjustments, for the periods presented.

	Three Months Ended
(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Average assets	$7,388,783	$7,377,398	$7,449,661
Add: Total adjustments, net of tax (non-GAAP)	—	7,649	—
Adjusted average assets (non-GAAP)	$7,388,783	$7,385,047	$7,449,661

ROA (GAAP net income to average assets)	0.96%	0.62%	0.70%
Add: Total adjustments, net of tax (non-GAAP)	—	0.41	—
Adjusted ROA (non-GAAP)	0.96%	1.03%	0.70%

Average shareholders' equity	$544,888	$542,135	$501,120
Add: Total adjustments, net of tax (non-GAAP)	—	7,649	—
Adjusted average shareholders' equity (non-GAAP)	$544,888	$549,784	$501,120

ROE (GAAP net income to average shareholders' equity)	13.04%	8.37%	10.33%
Add: Total adjustments, net of tax (non-GAAP)	—	5.45	—
Adjusted ROE (non-GAAP)	13.04%	13.82%	10.33%

The following table presents a recalculation of the tangible common equity ("TCE") ratio, a non-GAAP financial measure, which is calculated by dividing tangible common equity by tangible assets, and the non-GAAP TCE ratio, which excludes the aforementioned reconciling adjustments, as of the dates presented.

(dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Total shareholders' equity	$557,376	$538,385	$507,203
Less: Intangible assets	—	—	(1,437)
TCE	557,376	538,385	505,766
Add: Total adjustments, net of tax (non-GAAP)	—	10,011	—
Adjusted TCE (non-GAAP)	$557,376	$548,396	$505,766

Total assets	$7,405,239	$7,472,096	$7,409,999
Less: Intangible assets	—	—	(1,437)
Tangible assets	7,405,239	7,472,096	7,408,562
Add: Total adjustments, net of tax (non-GAAP)	—	10,011	—
Adjusted tangible assets (non-GAAP)	$7,405,239	$7,482,107	$7,408,562

TCE ratio (non-GAAP) (TCE to tangible assets)	7.53%	7.21%	6.83%
Add: Total adjustments, net of tax (non-GAAP)	—	0.12	—
Adjusted TCE ratio (non-GAAP)	7.53%	7.33%	6.83%